CONFIDENTIAL                                          JULY 26, 2000


                                LOCK-UP AGREEMENT

To  the  principal  shareholder  (the  "Principal  Shareholder")  of  Bissett  &
Associates   Investment  Management  Ltd.  listed  in  Schedule  "A-1"  and  the individual (the "Individual") listed in Schedule "A-2"


Dear Sirs:

This letter agreement (the "Agreement"), together with the acquisition agreement dated July 26, 2000 among the parties listed in such agreement (the "Acquisition Agreement"), sets out the terms and conditions upon which Franklin Resources, Inc. ( "Purchaser") will cause its wholly-owned subsidiary, FTI Acquisition Inc. (the "Offeror") to make an offer (the "Offer") on the terms set forth in the Acquisition Agreement for all of the issued and outstanding common shares (the "Common Shares") of Bissett & Associates Investment Management Ltd. (the "Corporation").

This Agreement also sets out the terms and conditions of the agreement by the Principal Shareholder to deposit irrevocably and unconditionally under the Offer the 792,500 Common Shares owned beneficially and of record by the Principal Shareholder (the "Shareholder Securities") and sets out the obligations and commitments of the Principal Shareholder and the Individual in connection therewith.

1.   THE OFFER

     (a) TIMING - The Purchaser agrees to cause the Offeror to make the Offer for 100% of the Common Shares on or before August 15, 2000.

     (b) CONDITIONS PRECEDENT - Notwithstanding Section 1(a), the Offeror shall not be required to make the Offer (and the Purchaser may, without prejudice to any other rights, by notice to the Principal Shareholder and the Individual, terminate this Agreement) if any of the conditions to the making of the Offer as set forth in the Acquisition Agreement are not satisfied or waived by the Offeror in writing.

     (c) DIVIDEND - The Acquisition Agreement provides that the Board of Directors of the Corporation shall be permitted to declare a dividend of $0.48 per Common Share, with such to be paid to shareholders of record immediately prior to the time that any Common Shares are taken up under the Offer.
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                                       2

2.   REPRESENTATIONS AND WARRANTIES

     (a) REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER - The Principal Shareholder hereby represents and warrants that, as of the date hereof and as of the date the Offeror first takes up Common Shares pursuant to the Offer:

          (i) of the Common Shares now owned or over which control or direction is exercised by it, certain of such Common Shares as set forth in Schedule "B" attached hereto (the "1998 Escrowed Shares") are held in escrow by Montreal Trust Company of Canada (the "Escrow Agent") pursuant to an escrow agreement dated June 4, 1998 (the "1998 Escrow Agreement"), a copy of which has been provided to the Offeror. The Principal Shareholder agrees to use its best efforts to make or cause to be made within three business days from the execution of the Agreement, an application (the "Escrow Relief Application") to the applicable regulatory authorities to obtain regulatory approval to allow the Escrow Agent to deposit the 1998 Escrowed Shares under the Offer (the "Escrow Relief") as soon as practicable following receipt of the required regulatory approval, but in any event, not later than the expiry date of the Offer, provided such regulatory approval has been received and the Offer has not been withdrawn or terminated.

          (ii) it is a corporation that is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; has all necessary power, authority, capacity and right, and has received all requisite approvals (including any necessary approval of its shareholders), and, subject to the making of the Escrow Relief Application, has made any required filings to enter into this Agreement and to complete the transactions contemplated hereby and that, upon the due execution and delivery of this Agreement by the Purchaser, this Agreement shall be duly executed and delivered by the Principal Shareholder and shall be a valid and binding agreement enforceable by the Purchaser against the Principal Shareholder in accordance with its terms. subject to the qualification that such validity, binding effect and enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owed by it may be limited under applicable law; and (vii) the enforceability of any waiver of statutory rights may be limited by applicable law;

          (iii)it is the sole legal and beneficial owner of the Shareholder Securities set forth opposite its name on Schedule "B" to this Agreement and has, subject to the terms of the 1998 Escrow Agreement, the exclusive right to dispose of such Shareholder Securities as provided in this Agreement and, subject to the receipt of the regulatory approvals referred to in Schedule "C" to the Acquisition Agreement, is not a party to, bound or affected by or subject to, any charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement;

          (iv) subject to the granting of the Escrow Relief, the Shareholder Securities to be acquired by the Offeror from it pursuant to the Offer will be acquired with good title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever; and

          (v) except for the 1998 Escrow Agreement, it is not a party to or bound by any indenture, mortgage, lease or agreement which would be violated, contravened, breached by, or under which default would occur or which would otherwise be impaired as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement if the result of such violation, contravention, breach, default or impairment, individually or in the aggregate, would materially adversely affect the Principal Shareholder or the Purchaser;

     (b) REPRESENTATIONS AND WARRANTIES OF THE INDIVIDUAL - The Individual hereby represents and warrants that, as of the date hereof and as of the date the Offeror first takes up Common Shares pursuant to the
          Offer:

          (i) he or she is of full age of majority and is legally competent to execute this Agreement and to take all action pursuant hereto; has received all requisite approvals, and has made any required filings, to enter into this Agreement and to complete the transaction contemplated hereby and that, this Agreement has been duly executed and delivered by the Individual and shall be a valid and binding agreement enforceable by the Purchaser against the Individual in accordance with its terms, subject to the qualification that such validity, binding effect and enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owed by it may be limited under applicable law; and (vii) the enforceability of any waiver of statutory rights may be limited by applicable law;

          (ii) the persons listed in Schedule "A-2" and "A-3" are the legal and beneficial owners of all of the issued and outstanding shares of the Principal Shareholder, there are no other issued and outstanding shares or any rights to acquire, exchange for or convert into shares outstanding, and none of such persons nor, to his or her knowledge, the Principal Shareholder is a party to, bound or affected by or subject to, any charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

          (iii)none of the persons described in Schedule "A-2" or "A-3" nor the Principal Shareholder is a party to or bound by any indenture, mortgage, lease or agreement which would be violated, contravened, breached by, or under which default would occur or which would otherwise be impaired as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement if the result of such violation, contravention, breach, default or impairment, individually or in the aggregate, would materially adversely affect the Principal Shareholder or the Purchaser;

     (c) REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER AND THE INDIVIDUAL - Each of the Principal Shareholder and the Individual hereby represents and warrants to the Purchaser and the Offeror that, to the best of its or his knowledge, the representations and warranties of the Corporation set forth in Article 4 of the Acquisition Agreement are true and correct as of the date of such agreement and will be true and correct as of the date the Offeror first takes up Shares pursuant to the Offer, except where the failure of such representation and warranties to be correct does not have individually or, in the aggregate, a Material Adverse Effect (as such term is defined in the Acquisition Agreement), in each case with the same effect as if the representations and warranties were repeated in their entirety in this Agreement.

     (d) REPRESENTATIONS AND WARRANTIES OF THE PURCHASER - The Purchaser hereby represents and warrants that (i) the Purchaser is, and the Offeror will be at the date of the Offer, a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;
          (ii) the Purchaser has all necessary power, authority, capacity and right, and has received, or at the time it takes up and pays for Common Shares pursuant to the Offer will have received all requisite approvals (including, without limitation, any necessary approval of its shareholders), to enter into this Agreement and to complete the transactions contemplated hereby (iii) no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby; (iv) the execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder will not result in a violation or breach of any provisions of: (A) the Purchaser's articles or by-laws; or (B) subject to the receipt of requisite regulatory approvals, any law, regulation, order, judgment or decree; in each such case, other than any such violations or breaches that will not, individually or in the aggregate, have an adverse effect on the ability of the Purchaser to fulfil its obligations under this Agreement; (v) the Purchaser now has and the Offeror will have at the date of the Offer and until the Offeror has paid for all of the Common Shares acquired by it pursuant to the Offer financing immediately available to make the Offer on the terms as contemplated hereby and to purchase all outstanding Common Shares (on a fully-diluted basis)
          which may be deposited pursuant to the Offer and to pay all related fees and expenses; and (vi) upon the due execution and delivery of this Agreement by the Principal Shareholders and the Individuals this Agreement shall be a valid and binding agreement enforceable by the Principal Shareholder against the Purchaser in accordance with its terms subject to the qualification that such validity, binding effect and enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owed by it may be limited under applicable law; and (vii) the enforceability of any waiver of statutory rights may be limited by applicable law.

3.   COVENANTS OF THE PRINCIPAL SHAREHOLDER AND INDIVIDUAL

     (a) GENERAL - The Principal Shareholder and the Individual jointly and severally covenant that until the Offeror has taken up and paid for the Common Shares under the Offer or abandoned the Offer, she, he or it will:

          (i)  not  solicit,  initiate  or  encourage  enquiries,   submissions,
               proposals or offers from any other person, entity or group relating to, and will not participate in any negotiations regarding or furnish to any other person, entity or group an information with respect to, or otherwise cooperate in any way with or assist or participate in, or facilitate or encourage any effort or attempt with respect to:

               (1) the direct or indirect acquisition or disposition of all or any Common Shares; or

               (2) any amalgamation, merger, sale of any part of the Corporation's assets, take-over bid, reorganization, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving the Corporation or assets which could materially adversely affect (a) the successful completion of the Offer, or (b) individually or in the aggregate, the value of the Common Shares;

          (ii) exercise the voting rights attaching to each of the Shareholder Securities and otherwise use her, his or its commercially reasonable best efforts to oppose any proposed action by: (1) the Corporation, its shareholders or others which might reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Offer, or (2) the Corporation or its shareholders, to change the business, assets, operations, capital, affairs, financial condition, licences, permits, rights or privileges, whether contractual or otherwise or prospects of the Corporation which in the sole judgement of the Purchaser, acting reasonably in the circumstances could, individually or in the aggregate adversely affect the value of the Common Shares to the Purchaser or the Offeror; and

          (iii)use her, his or its best efforts to (i) assist the reasonable requests of the Purchaser and the Offeror to successfully complete the transactions contemplated by this Agreement, including the Offer, and (ii) as requested by the Purchaser and the Offeror, cause the Corporation to comply with its obligations under the Acquisition Agreement.

     (b) ACTION BY INDIVIDUAL SHAREHOLDER - The Individual hereby agrees to take all action necessary to cause the Principal Shareholder to perform its obligations under this Agreement and to indemnify and save harmless the Purchaser and the Offeror in the event of the failure of the Principal Shareholder to so perform its obligations.

     (c) FIDUCIARY QUALIFICATION - The foregoing provisions of this Section 3 shall not in any way prevent any person that is the director or officer of the Corporation or that is in a fiduciary capacity to the Principal Shareholder, from acting in any manner which such person believes, acting reasonably, is necessary or appropriate in the discharge of his fiduciary duties or statutory obligations and provided further that if such person is a director or officer of the Corporation, the foregoing provisions of this Section 3, shall not in any way prevent such person from acting in a manner as instructed or authorized by the board of directors of the Corporation in the discharge of their fiduciary duties in accordance with the Acquisition Agreement.

     (d) RESIGNATION - The Individual shall resign as a director of the Corporation effective at the time and in the manner requested by the Purchaser, after the Offeror takes up and pays for the Shareholder Securities.

     (e) 1998 ESCROWED SHARES - In the event that the Escrow Relief is not obtained prior to the time the Offeror takes up any Common Shares pursuant to the Offer, the Principal Shareholder and the Individual jointly and severally covenant to cooperate with the Purchaser and to use their best efforts establish an alternate arrangement that has the same economic impact for the Principal Shareholder, the Purchaser and the Offeror as if the Escrow Relief had been obtained.

4.   COVENANTS OF THE PURCHASER

     (a) GENERAL - The Purchaser hereby covenants to use, and to cause the Offeror to use, its best efforts to successfully complete the transactions contemplated by this Agreement, including the Offer, including co-operating with the Principal Shareholder in making all requisite regulatory filings, and giving evidence in relation to such filings, and in mailing or otherwise making the Offer to holders of the Common Shares and, except in respect of matters which the Purchaser is required to maintain as confidential, to provide copies of drafts of the Offer to the Principal Shareholder and to inform the Principal Shareholder of all steps taken in respect of applications for such regulatory approvals and to provide copies of all written documents and submissions and responses with respect thereto in connection with regulatory proceedings.

     (b) INDEMNITIES; INSURANCE - The Purchaser covenants and agrees in favour of the Individual (if an officer or director of the Corporation) to comply with the provisions of Section 5.10 of the Acquisition Agreement.

     (c) LIABLE AS OBLIGOR - The Purchaser covenants to cause the performance by the Offeror of all of the obligations hereunder and to be directly liable as principal obligor for any such obligations without the necessity or the requirement of the Principal Shareholder to pursue or exhaust its remedies of recourse against the Offeror.

5.   ACCEPTANCE

     (a) DEPOSIT - Subject to Section 2(a)(i) with respect to only the 1998 Escrowed Shares, the Principal Shareholder hereby irrevocably and unconditionally agrees to deposit the Shareholder Securities owned by it, together with a duly completed and executed letter of transmittal, under the Offer as soon as practicable after the Offer has been made (or in respect of the Escrowed Shares, after the Escrow Relief has been granted) and, in any event, on or before the tenth business day after the date of the Offer or the granting of the Escrow Relief, as the case may be.

     (b) NO-WITHDRAWAL - The Principal Shareholder hereby irrevocably and unconditionally agrees not to withdraw or take any action to withdraw any of the Shareholder Securities deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have unless (i) the Purchaser or Offeror reduces the consideration to be offered pursuant to the Offer; or (ii) this Agreement is terminated in accordance with its terms prior to the taking up of the Shareholder Securities under the Offer.

6.   TERMINATION BY THE PRINCIPAL SHAREHOLDER AND THE INDIVIDUAL

     (a) TERMINATION - The Principal Shareholder and the Individual may, without prejudice to any other rights, terminate this Agreement by notice to the Purchaser and withdraw any Shareholder Securities deposited under the Offer if:

          (i) the Offer has not been made on or before August 31, 2000, other than by reason of the Principal Shareholder, the Individual or the Corporation having breached its respective obligations under this Agreement or the Acquisition Agreement;

          (ii) the Offer is not on the terms set forth in the Acquisition Agreement;

          (iii)Common Shares deposited under the Offer have not, for any reason whatsoever, been taken up and paid for on or before 75 days after the date of the mailing of the Offer to Shareholders of the Corporation, provided that if the Purchaser is precluded from so taking up and paying as a result of any breach by the Principal Shareholder, the Individual or the Corporation of its respective obligations under this Agreement or the Acquisition Agreement, such 75 day period shall be deemed extended to the 3rd business day following the date upon the Purchaser is no longer so precluded.

          (iv) the Offer has been terminated, withdrawn or otherwise expires; or

          (v) there shall have been a material breach of any covenant, representative or warranty on the part of the Purchaser or the Offeror contained herein or in the Acquisition Agreement.

7.   GENERAL

     (a) LIABILITY - The liability of the Principal Shareholder and the Individual for any matters hereunder shall not exceed the aggregate consideration to be received by the Principal Shareholder under the Offer, provided however that upon the deposit into escrow of $24,775,840 by 571770 Alberta Ltd., Belmont Capital Management Ltd. and 604498 Alberta Inc. (the "Other Principal Shareholders") pursuant to lock-up agreements entered into by the Other Principal Shareholders and the Purchaser, among others, then the liability of the Principal Shareholder and the Individual for any matters hereunder shall not exceed 30% of the aggregate consideration to be received by the Principal Shareholder under the Offer. The Individual shall not have any liability for any breach of Section 2(c) in the event the Purchaser does not take up Common Shares pursuant to the Offer.

     (b) SURVIVAL OF REPRESENTATIONS AND WARRANTIES - The representations and warranties shall survive the consummation of the Offer but only for a period of eighteen months after the date of this Agreement. No investigations made by or on behalf of the Purchaser, the Offeror or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Principal Shareholder in or pursuant to this Agreement.

     (c) DISCLOSURE - Neither the Purchaser nor the Offeror, on the one hand, nor the Principal Shareholder on the other hand, shall make any public announcement or statement with respect to this Agreement without the approval of the Principal Shareholder or the Purchaser, as the case may be. Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement. A copy of this Agreement may be provided to the directors of the Corporation.

     (d) ASSIGNMENT - The Purchaser or the Offeror may assign all or any part of its rights under this Agreement to a Subsidiary of the Purchaser or the Offeror, as the case may be, but, if such assignment takes place, the Purchaser shall continue to be liable to the Principal Shareholder for any default in performance by the assignee. This Agreement shall not otherwise be assignable by any party hereto.

     (e)  TIME - Time shall be of the essence of this Agreement.

     (f) CURRENCY - All sums of money referred to in this Agreement shall mean Canadian funds.

     (g) GOVERNING LAW - This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and of Canada applicable therein.

     (h) ENTIRE AGREEMENT - This Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

     (i) AMENDMENTS - This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

     (j) SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS - Each of the parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer, that the Purchaser would not contemplate causing the Offer to be made and the Principal Shareholder would not agree to the deposit of Common Shares under the Offer unless this Agreement was executed and that a breach by a party of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     (k) NOTICES - Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, in the case of:

          (i)   if to the Purchaser or the Offeror:

                Franklin Resources, Inc.
                777 Mariners Island Blvd.
                San Mateo, California
                94404

                Attention:     Martin L. Flanagan
                Telephone No.: (650) 312-2000
                Fax No.:       (650) 312-3528

                with a copy to:

                Les M. Kratter, Esq., Senior Vice President
                Telephone No.: (650) 312-4018
                Fax No.:       (650) 312-2804


                and to:


                Templeton Management Limited
                1 Adelaide Street East
                Suite 2101
                Toronto, Ontario
                M5C 3B8

                Attention:     Donald Reed, President & Chief
                               Executive Officer
                Telephone No.: (416) 957-6000
                Fax No.:       (416) 360-0481
                and to:

                Osler, Hoskin & Harcourt LLP
                P.O. Box 50
                1 First Canadian Place
                Toronto, Ontario
                M5X 1B8

                Attention:     Deborah M. Alexander
                Telephone No.: (416) 862-6573
                Fax No.:       (416) 862-6666

          (ii) if to the Principal Shareholder or the Individual, addressed as follows:

                Gowan T. Guest
                Suite 3030 TD Bank Tower
                700 West Georgia Street
                Vancouver, British Columbia  V7Y 1A1

                Telephone No.: (604) 681-9779
                Fax No. :      (604) 681-9135

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery thereof.

     (l) EXPENSES - Each of the parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

     (m) BUSINESS DAY - A business day for the purpose of this Agreement shall mean a day other than a Saturday, Sunday or other day on which (i) commercial banks in Calgary or Toronto, Canada are authorized or required by law, regulation or executive order to close or (ii) the New York Stock Exchange is not open for trading.

     (n) COUNTERPARTS - This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

     (o) SEVERABILITY - If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

If the terms and conditions of this letter are acceptable to you please so indicate by executing and returning the enclosed copy hereof to the undersigned.

                                       Yours truly,

                                       FRANKLIN RESOURCES, INC.
                                       By:/s/ Leslie M. Kratter
                                       ------------------------------
                                       Name: Leslie M. Kratter
                                       Title:Senior Vice President


The terms and conditions set forth above are agreed to this 26th day of July, 2000.

                                       GUEST HOLDINGS LTD.
                                       By: /s/ Gowan T. Guest
                                       ------------------------------
                                       Name: Gowan T. Guest


SIGNED, SEALED & DELIVERED
In the presence of:
                                        /s/Gowan T. Guest
-------------------------------        ------------------------------
           Witness                            Gowan T. Guest

                                 SCHEDULE "A-1"




PRINCIPAL SHAREHOLDER:         GUEST HOLDINGS LTD.





                                 SCHEDULE "A-2"




INDIVIDUAL:                    GOWAN T. GUEST





                                 SCHEDULE "A-3"




OTHER SHAREHOLDER(S) OF PRINCIPAL SHAREHOLDERS:     MICHELLE GUEST

                                                    PATRICIA FOSTER

                                                    ARTHUR GUEST

                                                    MARTIN GUEST

                                                    DOUGLAS GUEST

                                  SCHEDULE "B"




1998 ESCROWED SHARES:     345,989 Common Shares